Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                       February 14, 2005


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G - GPC Biotech AG

 Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                       Sincerely,



                                       Jeffrey A. Ruiz









Enclosures

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Amendment No.)

                    Under the Securities Exchange Act of 1934


                                 GPC Biotech AG
                     ---------------------------------------
                                 NAME OF ISSUER:

                       Ordinary Bearer Shares No Par Value
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                    38386P108
                     ---------------------------------------
                                  CUSIP NUMBER


                                December 31, 2004
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG*

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (A) [ ]  (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.   SOLE VOTING POWER
SHARES                 2,276,111
BENEFICIALLY      6.   SHARED VOTING POWER
OWNED BY               0
EACH              7.   SOLE DISPOSITIVE POWER
REPORTING              2,276,111
PERSON WITH       8.   SHARED DISPOSITIVE POWER

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,276,111

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
         [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.93%

12. TYPE OF REPORTING PERSON

         HC, CO

     * In accordance with Securities Exchange Act Release No. 39538 (January 12,
     1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Holding & Service GmbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ]  (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.   SOLE VOTING POWER
SHARES                 1,788,279
BENEFICIALLY      6.   SHARED VOTING POWER
OWNED BY
EACH              7.   SOLE DISPOSITIVE POWER
REPORTING              1,788,279
PERSON WITH       8.   SHARED DISPOSITIVE POWER

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,788,279

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
         [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.23%

12. TYPE OF REPORTING PERSON

         IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellschaft mbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ]  (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     455,832
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  455,832
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         455,832

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
         [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.03%

12. TYPE OF REPORTING PERSON

         IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Investments Italy SGR S.p.A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ]  (B) [ ]

3.  SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Italy

NUMBER OF         5.   SOLE VOTING POWER
SHARES                 32,000
BENEFICIALLY      6.   SHARED VOTING POWER
OWNED BY               0
EACH              7.   SOLE DISPOSITIVE POWER
REPORTING              32,000
PERSON WITH       8.   SHARED DISPOSITIVE POWER
                       0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
         [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.11%

12. TYPE OF REPORTING PERSON

         IA, CO

Item 1(a).  Name of Issuer:

            GPC Biotech AG (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Frauenhoferstrasse 20, D-82152 Martinsried/Munich, Germany

Item 2(a).  Name of Person Filing:

            This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                     Taunusanlage 12, D-60325
                     Frankfurt am Main
                     Federal Republic of Germany

Item 2(c).  Citizenship:

            The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).  Title of Class of Securities:

            The title of the securities is common stock, ("Common Stock").

Item 2(e).  CUSIP Number:

            The CUSIP number of the Common Stock is set forth on the cover page.

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or

            13d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]   Broker or dealer registered under section 15 of the
Act;

            (b)  [ ]   Bank as defined in section 3(a)(6) of the Act;

            (c)  [ ]   Insurance Company as defined in section 3(a)(19)
                       of the Act;

            (d)  [ ]   Investment Company registered under section 8 of the
                       Investment Company Act of 1940;

            (e)  [X]   An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

                       DWS Investments Italy SGR S.p.A.
                       Deutsche Asset Management Investmentgesellschaft mbH DWS Holding & Service GmbH

            (f)  [ ]   An employee benefit plan, or endowment fund in
                       accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g)  [X]   Parent holding company or control person in
                       accordance with Rule 13d-1 (b)(1)(ii)(G);

                       Deutsche Bank AG

            (h)  [ ]   A savings association as defined in section
                       3(b) of the Federal Deposit Insurance Act;

            (i)  [ ]   A church plan that is excluded from the
                       definition of an investment company under section
                       3(c)(14) of the Investment Company Act of 1940;

            (j)  [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.     Ownership.

            (a)  Amount beneficially owned:

                 The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

            (b)  Percent of class:

                 The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                 (ii)  shared power to vote or to direct the vote:

                       The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                 (iii) sole power to dispose or to direct the disposition of:

                       The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                 (iv)  shared power to dispose or to direct the disposition of:

                       The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Subsidiary                  Item 3 Classification

            DWS Investments Italy SGR S.p.A.        Investment Advisor
            Deutsche Asset Management
                     Investmentgesellschaft mbH     Investment Advisor
            DWS Holding & Service GmbH              Investment Advisor

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/05


                                       DEUTSCHE BANK AG


                                       By: /s/ Jeffrey A. Ruiz
                                       Name: Jeffrey A. Ruiz
                                       Title: Vice President

                                       By: /s/ Pasquale Antolino
                                       Name: Pasquale Antolino
                                       Title: Associate

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/05


                                       DWS Holding & Service GmbH



                                       By: /s/ Ralf Ring
                                       Name: Ralf Ring
                                       Title:   Compliance Officer

                                       By: /s/ Susan Seidel
                                       Name: Susan Seidel
                                       Title: Deputy Compliance Officer

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/05


                                       Deutsche Asset Management
                                       Investmentgesellschaft mbH


                                       By: /s/ Ralf Ring
                                       Name: Ralf Ring
                                       Title:   Compliance Officer

                                       By: /s/ Susan Seidel
                                       Name: Susan Seidel
                                       Title: Deputy Compliance Officer

                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/05


                                       DWS Investments
                                       Italy SGR S.p.A.


                                       By: /s/ Franco Beretta
                                       Name: Franco Beretta
                                       Title:   Head of Products Administration